Exhibit 99.1

NewsRelease

TC PipeLines, LP Completes Acquisition of North Baja and Restructures Incentive Distribution Rights

OMAHA, Nebraska – July 1, 2009 – TC PipeLines, LP (NASDAQ: TCLP) (the Partnership) today announced it has completed the acquisition of North Baja Pipeline, LLC (North Baja) from TransCanada Corporation (TSX, NYSE: TRP) (TransCanada) and amended the Incentive Distribution Rights (IDRs) held by TC PipeLines GP, Inc. (the General Partner). The aggregate consideration provided to TransCanada included a combination of cash and common units totalling approximately $395 million. On a per unit basis, the transaction is expected to be accretive to Partnership cash flows.

“The acquisition of North Baja from TransCanada allows the Partnership to continue to grow its portfolio of high quality energy infrastructure assets,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “In addition, the restructuring of the General Partner IDRs reduces the Partnership’s cost of capital and positions it to potentially play a greater role in the financing of TransCanada’s C$22 billion capital program.”

The North Baja acquisition fits well with the Partnership’s business by providing a low-risk, regulated energy infrastructure asset underpinned by long-term contracts, and strong business fundamentals that provide stable cash flows. The restructuring of the IDRs better positions the Partnership to pursue future acquisitions and expansion projects by reducing the Partnership’s cost of capital and strengthening its competitive position.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), Tuscarora Gas Transmission Company (100 per cent ownership) and North Baja Pipeline, LLC (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. North Baja is an 80-mile natural gas pipeline that extends from Southwestern Arizona to a point on the California/Mexico border and connects with a natural gas pipeline system in Mexico.  TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership.  These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include our ability to identify, negotiate and finance potential business opportunities, market conditions, and other risks inherent in an investment in us as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Partnership’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Media Inquiries:	Cecily Dobson/Terry Cunha	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com